Exhibit 23.7
CONSENT OF INDEPENDENT AUDITORS
We consent to the incorporation by reference in this Registration Statement of DCP Midstream Partners, LP on Form S-3 of our report dated October 16, 2007, relating to the supplemental consolidated balance sheet of DCP Midstream GP, LP as of December 31, 2006 appearing in the Current Report of DCP Midstream Partners, LP on Form 8-K dated October 17, 2007, and to the reference to us under the heading “Experts” in the Prospectus of DCP Midstream Partners, LP, which is part of this Registration Statement.
/s/ Deloitte & Touche LLP
Denver, Colorado
October 19, 2007